Exhibit 99.4

DOCUMENT SECURITY SYSTEMS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

	DSS, Inc	Sharing Services Global Corporation
	Fiscal year ended December 31, 2020	Fiscal year ended March 31, 2021	Proforma Adjustment (Note 1)	Consolidated
Revenue:
Printed products	$13,000,000	$-	-	$13,000,000
Technology sales, services and licensing	2,085,000	-	-	2,085,000
Rental income	-	-	-	-
Direct marketing	2,326,000	64,811,151	-	67,137,151
Total revenue	17,411,000	64,811,151	-	82,222,151

Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization	11,207,000	18,264,494	-	29,471,494
Selling, general and administrative (including stock based compensation)	15,867,000	48,560,935	-	64,427,935
Depreciation and amortization	1,084,000	163,248	-	1,247,248
Total costs and expenses	28,158,000	66,988,677	-	95,146,677
Operating loss	(10,747,000)	(2,177,526)	-	(12,924,526)

Other income (expense):
Interest income	69,000	-	-	69,000
Other income (expense)	1,000	-	-	1,000
Interest expense	(185,000)	(47,613)	-	(232,613)
Gain on extinguishment of debt	969,000	-	-	969,000
(Loss) gain on investment	10,609,000	-	-	10,609,000
Loss on equity method investment	604,000	-	(604,000)	-
Litigation settlements and other non-operating expenses	-	(134,726)	-	(134,726)
Gain on employee warrants liability	-	530,335	-	530,335
Amortization of deferred financing costs and debt discount	(8,000)	-	-	(8,000)
(Loss) income from continuing operations before income taxes	1,312,000	(1,829,530)	(604,000)	(1,121,530)

Income tax benefit	1,774,000	594,509	-	2,368,509
(Loss) income from continuing operations	3,086,000	(1,235,021)	(604,000)	1,246,979
Income (loss) from discontinued operations, net of tax	(1,668,000)	-		(1,668,000)
Net (loss) income	1,418,000	(1,235,021)	(604,000)	(421,021)

Other Comprehensive Income, net of tax
Currency translation adjustments	-	-	-	-
Total other comprehensive income	-	-	-	-
Comprehensive earnings (loss)	1,418,000	(1,235,021)	(604,000)	(421,021)
Loss from continuing operations attributed to noncontrolling interest	481,000	-	-	481,000

Net (loss) income attributable to common stockholders	$1,899,000	$(1,235,021)	$(604,000)	$59,979

Note 1: Eliminate intercompany activity

Note 2: DSS, Inc. fiscal year end is December 31st , and Sharing Service Global Corporation fiscal year end is March 31st. DSS’s income statement covers the nine months ended September 30, 2021 while the SHRG income statement covers the six months ended September 30, 2021. As the difference in fiscal year ends do not differ by more that one fiscal quarted, the proforma condensed statements of operations are presented are in compliance with Rule 11-02(c).